Exhibit 10.28
SUPPLY AND DEVELOPMENT AGREEMENT
     This Supply and Development Agreement (“Agreement’) is made as of the 1st day of April, 2002, by and between LifeCell Corporation, a Delaware corporation (“LifeCell”), and Wright Medical Technology Inc., a Delaware corporation (“Distributor”). Capitalized terms used in this Agreement have the meanings given to them in Section 18.1 or elsewhere in this Agreement.
Witnesseth:
     WHEREAS, LifeCell is engaged in the business of, among other things, processing tissue using its proprietary AlloDerm® process and marketing and selling tissue processing services to health care providers;
     WHEREAS, Distributor is engaged in the business of, among other things, distributing products and services to health care providers;
     WHEREAS, the parties desire that LifeCell engage Distributor to distribute Products to Customers and that Distributor distribute Products to Customers on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Distribution of the Products.
     1.1 Appointment. LifeCell hereby appoints Distributor as its exclusive authorized distributor of the Products to Customers in the Sales Territory for use within the Sales Territory in accordance with the provisions of this Agreement. Distributor hereby accepts such appointment and agrees to use all commercially reasonable efforts to develop and exploit the market and to solicit sales and obtain orders for the purchase of Products for which its appointment as distributor is effective and for use within the jurisdiction in the Sales Territory for which such appointment then is effective. Distributor acknowledges that nothing contained in this Agreement grants Distributor the exclusive, non-exclusive, or any other right whatsoever to sell or distribute Products to persons in the Sales Territory that are not Customers and Distributor hereby agrees that it will sell Products to Customers only in the Sales Territory, which Customers, to the best knowledge of Distributor, after due inquiry, will use the Products only in the Sales Territory. LifeCell hereby expressly retains all distribution and other rights in connection with the Products and Processed Tissue not specifically granted to Distributor under this Agreement.

     2. Distributor’s Duties.
     2.1 Distributor’s Duties. Distributor’s duties hereunder shall include:
          (a) promoting and selling the Products to Customers in the Sales Territory through Distributor’s trained field sales representatives;
          (b) regularly and diligently soliciting Product orders from present and potential Customers within the Sales Territory for use within the Sales Territory;
          (c) supporting, developing, administering, monitoring and participating in Market Development Programs in accordance with Section 5;
          (d) consulting with and furnishing information to LifeCell concerning Customers’ requirements and other matters that may affect Product sales in the Sales Territory;
          (e) not giving any warranties in favor of Customers or proposed Customers beyond those contained in Section 4.9 hereof,
          (f) being responsible for reporting to LifeCell all information in Distributor’s possession or of which Distributor is aware, upon reasonable request by LifeCell to enable LifeCell to ensure that the Products meet all applicable laws, rules and regulations relating to health, safety, labeling and the like;
          (g) refraining from any act or practice that (i) reasonably might tend to diminish or inhibit Product sales or in any way adversely reflect upon LifeCell, provided, however, nothing contained herein shall restrict Distributor from developing or otherwise acquiring rights to or selling (1) synthetic derived graft containment products , or (2) xenograft tissue products, provided, however, that if xenograft tissue products exceed [***] of Distributor’s sales of graft containment products, Lifecell at its option may change the Agreement to non-exclusive, and if xenograft tissue products exceed [***] of Distributor’s sales of graft containment products, Lifecell at its option may terminate the Agreement; or (ii) constitutes a violation of applicable law;
          (i) refraining from promoting, soliciting or otherwise participating in the sale of human or non-human derived soft tissue graft containment products that directly compete with the Products, except for synthetic and xenograft containment products, in North America during the Term and for one (1) year after the termination of this Agreement due to a breach by Distributor. This obligation shall survive termination of this Agreement for a period of one (1) year, as applicable;
          (j) refraining from changing Product or Processed Tissue labels or containers, repackaging the Products or Processed Tissue, or otherwise presenting or marketing the Products in competition with or as similar substitute items for other products of LifeCell sold in the Sales Territory;

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

          (k) furnishing to LifeCell for prior review and approval copies of all proposed Marketing Materials in accordance with Section 9.5 and refraining from or discontinuing the use of any Marketing Materials which in the reasonable opinion of LifeCell are false or misleading or may subject LifeCell to liability;
          (1) providing to LifeCell Updated Product Forecasts during the Term in accordance with Section 4.8;
          (m) providing to LifeCell, on or before the fifteenth day of each month, a report of sales of the Products in the immediately preceding month in the United States and, if applicable, on or before the fifteenth day of each month immediately following each Sales Quarter, a report of sales of Products in the immediately preceding Sales Quarter to each country other than the United States in the Sales Territory, with each report listing the total dollar amount of sales and total number of Units.
          (n) refraining from (i) acting in any manner that could expose LifeCell to any liability beyond such exposure as is inherent in connection with introducing a product, such as the Products, into the market and Sales Territory as is contemplated by this Agreement and (ii) pledging or purporting to pledge LifeCell’s credit;
          (o) informing LifeCell of any infringements of its patents, trademarks and other proprietary rights known to Distributor and using commercially reasonable efforts to assist LifeCell in the safeguarding of such legal rights at LifeCell’s sole expense;
          (p) not disputing the right of LifeCell to its trademarks;
          (q) not marketing the Products (i) for sale, delivery or use outside the Sales Territory, unless otherwise agreed in writing in advance with LifeCell, (ii) for sale inside the Sales Territory if, to Distributor’s knowledge, after reasonable inquiry, the Products are ultimately destined for delivery or use outside the Sales Territory, unless otherwise agreed in writing in advance by LifeCell, or (iii) for sale, delivery or use, inside or outside the Sales Territory, to persons that are not Customers, unless otherwise agreed in writing in advance by LifeCell;
          (r) complying, at its sole expense and prior to any sale of Products in the Sales Territory, with all laws, rules and regulations applicable to the performance of its duties under this Agreement and to the operation of this Agreement, including the filing of all documents and obtaining of all permits, authorizations and the like required by the laws of all the jurisdictions in the Sales Territory, and providing to LifeCell promptly upon LifeCell’s request, reasonable evidence of such compliance;
          (s) securing and maintaining insurance, including product liability insurance, of at least $3 million in accordance with Section 2.2;
          (t) paying any and all expenses of and incidental to the distributorship obligations hereunder incurred by the Distributor, including without limitation, costs and expenses associated with Marketing Materials; salaries, commissions and benefits of Distributor’s employees and agents, as applicable; taxes, imposts, charges and assessments levied by any appropriate governmental or jurisdictional authority in connection with the purchase and sale of Products in the Sales Territory; and
          (u) supporting and participating in Clinical Development Programs in accordance with Section 5.
     2.2 Insurance. Distributor shall maintain, during the Term, Comprehensive or Commercial General Liability insurance, which shall include without limitation, broad form liability and products liability coverage with minimum limits of three million dollars ($3,000,000) per occurrence/aggregate. Distributor shall furnish LifeCell with such insurance certificates prior to the delivery of Products hereunder and during the Term as LifeCell may require.
     3. LifeCell’s Duties.
     3.1 LifeCell’s Duties. LifeCell’s duties hereunder shall include:
          (a) providing Distributor with specimens of its existing promotional materials and marketing brochures and copies of relevant documents either in its possession or commercially reasonably obtainable by LifeCell relating to regulatory approvals;
          (b) providing Distributor such reasonable assistance, as shall be determined mutually by LifeCell and Distributor, to be appropriate to support Distributor’s promotional and advertising activities within the Sales Territory, including LifeCell sending one LifeCell employee or consultant knowledgeable about the Products to no more than three (3) significant industry trade shows each Sales Year and to conduct two (2) training sessions concerning the Products each Sales Year;
          (c) referring to Distributor all orders and inquiries from Customers relating to the sale of Products within the Sales Territory;
          (d) supporting and participating in Clinical Development Programs in accordance with Section 5;
          (e) including Distributor as an additional insured on LifeCell’s product liability insurance policy;
          (f) securing and maintaining product liability insurance of at least $3 million;
          (g) supplying Distributor with Product in accordance with the Delivery Schedule. Furthermore, Lifecell agrees that delivery of Product to Distributor is not, and will not be incumbered by any contract, or other agreement in which priorty or preferential delivery obligations are offered to any other party, distributor or dealer of Lifecell products or services.;
          (h) maintaining the Intellectual Property related to the Product;
          (i) limiting the use of the Product for orthopaedic applications exclusively to Distributor;
          (j) refraining from (i) acting in any manner that could expose Distributor to any liability beyond such exposure as is inherent in connection with introducing a product, such as the Products, into the market and Sales Territory as is contemplated by this Agreement and (ii) pledging or purporting to pledge Distributor’s credit; and
          (k) not disputing the right of Distributor to its trademarks.
     4. Terms and Conditions of Sale.
     4.1 Minimum Purchase Requirements; No Put Backs.
          (a) During the Term, Distributor shall purchase from LifeCell the number of Units of Products in the Sizes (as set forth in the Initial Product Forecast or Updated Product Forecast, as applicable) for sale to Customers in the Sales Territory in accordance with (i) Schedule III annexed hereto (the “Initial Product Forecast”) and the Updated Product Forecast, as applicable, and (ii) the Delivery Schedule to be annexed hereto as Schedule IV, as it may be revised in accordance with Section 4.8(b). In the event that any Customer seeks to order Products from Distributor in a size not set forth on Schedule III (a “Different Sized Product”), LifeCell and Distributor shall use commercially reasonable efforts to reach agreement on the procedure and price applicable to the sale and delivery of such Different Sized Product to such Customer.
          (b) In the event that Distributor purchases from LifeCell less than the Minimum Purchase Requirements of Products in any Sales Quarter, as determined in accordance with Section 4.1(a), Distributor shall have the option to (i) pay to LifeCell an amount equal to any deficiency in the amount that LifeCell would have received under Section 4.1(a) if Distributor had achieved the Minimum Purchase Requirements for that Sales Quarter compared to the amounts that LifeCell actually received from Distributor for that Sales Quarter or (ii) within thirty (30) days after the end of that Sales Quarter, order the amount of Products equal to the deficiency amount, provided, however, that Distributor’s choice of option (ii) shall be deemed only to permit Distributor to not be in breach of its Minimum Purchase Requirements for the Sales Quarter in which the deficiency existed and provided, further, that nothing contained in this Section 4.1(b) shall alter the Minimum Purchase Requirements for any Sales Quarter. In the event that Distributor does not either (y) make payment in full of any such deficiency or (z) order the amount of Products equal to the deficiency amount on or before the 30th day after the end of the applicable Sales Quarter, at any time thereafter, Distributor may, in its sole and absolute discretion, (i) change Distributor’s status as exclusive distributor of Products in the Sales Territory to non-exclusive distributor of Products or (ii) terminate this Agreement.

          (c) In the event that LifeCell is unable during any Sales Quarters to furnish Distributor with the Minimum Purchase Requirements of Products in accordance with Section 4.1(a), the obligation of Distributor to comply with such Minimum Purchase Requirements for such consecutive Sales Quarters shall be waived by LifeCell and the parties shall enter into good faith negotiations for the purpose of determining and making reasonable amendments to the Minimum Purchase Requirements for any future Sales Quarters arising from LifeCell’s failure to furnish Distributor with such Minimum Purchase Requirements of Product. Furthermore, in the event LifeCell is unable during any two consecutive Sales Quarters to furnish Distributor with the Minimum Purchase Requirements of the Products, LifeCell shall cooperate with Distributor in every way possible to find an alternative supplier.
          (d) Except as otherwise provided in Section 4.9(b), 4.12 and 7.4, Distributor shall have no right and LifeCell shall have no obligation to accept returns from Distributor of Products.
          (e) LifeCell, at its expense, shall have the right upon no less than five (5) days advance written notice to Distributor and no more often than one (1) time per year, to have an independent consultant chosen by LifeCell, inspect and audit Distributor’s books and records reasonably necessary or desirable to determine Distributor’s compliance with its obligations under this Agreement. Such audit shall not be limited to the fiscal year in which the audit is performed. Any audit performed pursuant to LifeCell’s right to audit shall be at LifeCell’s expense. This Section 4.1(e) shall survive any expiration or termination of this Agreement for a period of two years.
     4.2 Transfer Price. LifeCell shall supply Products to Distributor at the prices set forth in the Transfer Price List attached to this Agreement as Schedule I, as it may be changed by LifeCell, in its sole discretion, from time to time, to reflect cost increases associated with processing Processed Tissue (“Transfer Prices”), provided, however, that in no event shall LifeCell increase the Transfer Prices (i) effective more than once in any Sales Year or (ii) by more than [***] percent [***] in any Sales Year. LifeCell shall use commercially reasonable efforts to provide ninety (90) days prior written notice to Distributor of any increase in Transfer Prices and inform Distributor of such potential increases on or before November 15 of each Sales Year. LifeCell may increase the Transfer Price by more than [***] percent [***] in any Sales Year only if the costs associated with processing Processed Tissue increases by more than [***] percent [***] in any Sales Year. In such an event LifeCell may increase the Transfer Price above [***] percent [***] and up to the increase in costs associated with processing Processed Tissue. In the event that LifeCell increases Transfer Prices by more than [***] in any Sales Year, Distributor may terminate this Agreement upon thirty (30) days written notice to LifeCell by providing such written notice to LifeCell within sixty (60) days after receiving LifeCell’s Transfer Price increase notice.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     4.3 Royalty. The Distributor will pay LifeCell a Royalty on sale of the Products to Customers according to the percentages that are designated for the applicable tranche of annual gross sales as set forth in the Royalty Payout List (“Royalty”) attached to this Agreement as Schedule I. Gross Sales shall mean the the total revenue recognized from sale of the Product to Customers.
     4.4 Payment Terms. The Distributor shall (i) pay for the Products purchased hereunder by cash within forty five (45) days of the later of the date of shipment or the invoice date for such Products and (ii) pay the applicable Royalty for sale of the Product to Customers by cash within 45 days following each month occuring during the Term of this Agreement. Interest at the lesser of the per annum rate of eighteen percent (18%) or the highest interest rate permitted under applicable law shall accrue, and Distributor shall pay to LifeCell such interest on any amounts owed to LifeCell for Products purchased and Royalties, which amounts have not been paid to LifeCell within forty five (45) days of the later of the date of shipment or the invoice date for such Products. LifeCell, in its sole discretion, may terminate this Agreement upon 30 days prior written notice of termination (the “Notice Period”) to Distributor if any invoice (including invoices for interest accrued and payable under the terms hereof) from LifeCell to Distributor remains unpaid for more than 45 days from the later of the date of such invoice or the date of the related shipment and Distributor has not paid such invoice, together with accrued unpaid interest thereon as provided herein, upon expiration of the Notice Period. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that LifeCell provides written notice of non-payment to Distributor pursuant to this Section 4.4 more than once in any Sales Year, LifeCell may immediately, without the requirement of a Notice Period, either (i) change Distributor’s status as exclusive distributor of Products in the Sales Territory to non-exclusive distributor of Products or (ii) terminate this Agreement.
     4.5 Delivery. All deliveries of Products by LifeCell to Distributor hereunder, unless otherwise agreed to by LifeCell in writing, shall be made in accordance with the Delivery Schedule and shall be FOB LifeCell’s tissue processing facility. LifeCell agrees to use commercially reasonable efforts to ship Products in accordance with the Delivery Schedule, but in no event more than ninety (90) days after LifeCell’s receipt of Distributor’s purchase order, provided that LifeCell timely receives Distributor’s purchase order issued in accordance with the terms of this Agreement. Distributor agrees that its only right or remedy for LifeCell’s failure to deliver Products within 90 days of receipt of Distributor’s applicable and compliant purchase order is as set forth in Section 4.1(c).
     4.6 Regulatory Approval. LifeCell shall be responsible for securing all marketing and other regulatory approvals and permits necessary or otherwise required in the United States and shall pay for all costs associated therewith. In the event that the Sales Territory includes jurisdictions outside of the United States, Distributor shall be responsible for securing all marketing and other regulatory approvals and permits necessary or otherwise required in any jurisdiction in the Sales Territory other than the United States in which Distributor intends to distribute Products or is distributing Products, as the case may be, and shall pay for all costs associated therewith. Distributor shall provide evidence of its securing all marketing and other regulatory approvals and permits as set forth in this Section 4.6 promptly upon the request of LifeCell. Upon any termination or expiration of this Agreement, Distributor shall in its sole discretion have the option to enter good faith negotiations with LifeCell to sell LifeCell all such marketing and other regulatory approvals and permits upon mutually satisfactory terms and conditions.
     4.7 Storage and Handling. Distributor agrees to store, handle and transport Processed Tissue and adhere to all applicable record keeping requirements therefor, in strict accordance with all applicable laws, rules and regulations, including without limitation, the guidelines of the United States Food and Drug Administration (the “FDA”) and the American Association of Tissue Banks (the “AATB”) and the specifications and procedures of LifeCell set forth in Schedule II attached to this Agreement and made apart hereof, as it may be reasonably changed by LifeCell, in its sole discretion, from time to time. LifeCell agrees to provide Distributor with such advance notice of any such changes to Schedule II as is commercially reasonable. Upon reasonable notice and during regular business hours, Distributor shall make available from time to time its storage, handling and transport facilities for inspection at LifeCell’s expense by independent representatives selected by LifeCell or qualified LifeCell employees to verify compliance with the applicable provisions hereof. Distributor shall store Products and sell Products from inventory to Customers in the Sales Territory on a First In First Out basis.
     4.8. Forecasts; Deliveries; Orders.
          (a) Annexed hereto as Schedule III is the Distributor’s initial forecast for the Interim Term (the “Initial Product Forecast”). The parties agree that the forecasts for the Interim Term will not be binding, rather they will serve as a baseline. Beginning January 1, 2003, the Updated Product Forecast, provided to LifeCell for the fourth quarter of 2002 through the third quarter of 2003 (the October 1, 2002 forecast), and all subsequent forecasts will be binding. An additional condition to the scheduled Minimum Purchase Requirements becoming effective shall be the validation of preclinical efficacy and clinical evaluation is performed and concluded. Except as modified by any valid Updated Product Forecast as provided in this Section 4.8(a), the Initial Product Forecast is not binding on LifeCell and Distributor. Distributor shall prepare and deliver to LifeCell, no later than the first day of every Sales Quarter during the Term, beginning April 1, 2002, an updated rolling forecast for the following twelve (12) month period in the format of the Initial Product Forecast (each an “Updated Product Forecast”). In no event shall any Updated Product Forecast provide for the purchase of a lesser number of Units of Products in the Sizes than as set forth in the Initial Product Forecast or applicable prior Updated Product Forecast unless agreed upon in writing by both parties. Each Updated Product Forecast is subject to LifeCell’s express written approval unless the Number of Units of Products in any of the Sizes is increased by less than five percent (5%). In the event that either (i) an Updated Product Forecast complies with the percentage requirement set forth in the immediately preceding sentence, or (ii) an Updated Product Forecast that does not comply with such percentage requirement is otherwise approved in writing by LifeCell pursuant to this Section 4.8(a), it shall be binding on LifeCell and Distributor.

          (b) Within ten (10) days after the Effective Date, LifeCell and Distributor shall use best efforts to reach mutual agreement on a product delivery schedule (the “Delivery Schedule”) which shall be annexed to this Agreement as Schedule IV. The Delivery Schedule may be amended from time to time by mutual agreement of the parties, subject to any increase in number of Units of Products in the Sizes as set forth in a valid Updated Product Forecast.
          (c) Purchase orders for the shipment of the number of Units of Products in the Sizes, issued in conformance with the Initial Product Forecast or the Updated Product Forecast, as applicable, and the Delivery Schedule, as revised in accordance with this Agreement, shall be binding on LifeCell and Distributor, except as otherwise provided herein. Orders issued for the number of Units of Products in the Sizes, in excess of the Initial Product Forecast or Updated Product Forecast for any Sales Quarter, as applicable, subject to the Delivery Schedule, shall be deemed accepted only up to the applicable Initial Product Forecast or Updated Product Forecast for that Sales Quarter. Orders for a quantity of Units of Products in the Sizes greater than the current Product Specifications shall be subject to LifeCell’s written approval and acceptance.
          (d) Distributor agrees to submit to and cause to be received by LifeCell, on or before the last day of the applicable Sales Quarter in accordance with Section 4.1(a) at LifeCell’s address set forth in Section 15, written purchase orders for the purchase of a quantity of Units of Products in the Sizes necessary to satisfy the Minimum Purchase Requirements for that Sales Quarter. Except as otherwise set forth herein, all such purchase orders are subject to approval and acceptance by LifeCell. Distributor shall not cancel or reschedule any purchase order within twenty (20) days of the scheduled shipment date for the Products. Printed provisions on any purchase orders submitted by or through Distributor shall be deemed deleted. Additional or different terms inserted in this Agreement or in any purchase order by either party, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless mutually expressly agreed to by both parties in writing.
     4.9 Warranty; Limitation of Liability.
          (a) LifeCell represents and warrants that any Processed Tissue delivered by it to Distributor hereunder will be, and will have been, obtained, processed, stored, handled and transported in accordance with (i) all applicable legal requirements then in effect, including without limitation, the regulations of the FDA and the United States Department of Health and Human Services (21 C.F.R. Part 1270), (ii) the guidelines of the AATB, (iii) the license requirements of the states of New York, California and Florida, and (iv) the procedures and specifications set forth on Schedule II. Distributor agrees that the only remedies for failure of any Processed Tissue to comply with this limited warranty shall be replacement of non-conforming Processed Tissue.

          (b) The parties acknowledge and understand that, under the Federal Food, Drug, and Cosmetic Act and regulations thereunder, FDA may consider the Processed Tissue or any Products to be medical devices for the intended uses contemplated in this Agreement, rather than human tissue. The parties understand, acknowledge and agree that LifeCell does not warrant that the Processed Tissue or any Products currently meet or in the future will be able to meet medical device regulatory requirements, including, without limitation, obtaining premarket approval. The parties further understand, acknowledge and agree that the FDA’s imposition of medical device regulatory requirements would be substantially more burdensome and costly than the FDA’s human tissue requirements and that, among other things, the FDA could require that a party or the parties take certain actions with respect to the Processed Tissue or Products regarding premarket approval, commercial distribution and regulatory requirements that could have a material impact on the distribution of Products as contemplated by the parties hereunder. In the event that the FDA imposes medical device regulatory requirements on the Products or Processed Tissue, (i) Distributor may cancel any pending purchase orders and/or return any inventory in Distributor’s possession in exchange for a prompt refund by LifeCell to Distributor of the dollar amount equal to the Transfer Prices paid by Distributor for the Sizes returned multiplied by the number of Units thereof, and (ii) LifeCell or Distributor may terminate this Agreement upon fifteen (15) days advance written notice to the other without incurring any further liability under this Agreement.
          (c) In the event and to the extent that any of the actions contemplated by or performed in connection with this Agreement constitutes the sale of goods by LifeCell, LIFECELL HEREBY DISCLAIMS AND NEGATES ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED WITH RESPECT TO THE PROCESSED TISSUE, THE PRODUCTS OR ANY RIGHTS HEREUNDER TRANSFERRED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.
          (d) Distributor covenants and agrees that it shall not make or provide to any Customer any warranties, representations, specifications, or claims regarding the Processed Tissue or Products in excess of or inconsistent with those described herein.
          (e) LifeCell will not be liable for indirect, incidental, special, consequential, punitive, exemplary or multiple damages, including without limitation, any damages resulting from business interruption, loss of use, loss of business, loss of revenue, or loss of profits, arising in connection with this Agreement or LifeCell’s performance hereunder or of any other obligations relating to this Agreement, even if LifeCell has been advised of the likelihood of those damages. The aggregate liability of LifeCell to Distributor arising directly or indirectly out of this Agreement shall not exceed [***]. This limitation of liability shall apply regardless of the cause of action under which those damages are sought. The parties acknowledge that absent this

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

limitation, LifeCell would not have been able to agree to provide the Products or perform its other obligations hereunder for the consideration and on the terms and conditions set forth in this Agreement.
     4.10 Processed Tissue Changes. LifeCell reserves the right at any time to make changes in the Processed Tissue provided, however, that LifeCell shall use commercially reasonable efforts to provide one hundred twenty (120) days prior written notice to Distributor of any such changes. Distributor agrees that LifeCell shall have no liability to Distributor by reason of any Processed Tissue change.
     4.11 Processed Tissue Shelf Life. LifeCell covenants that the shelf life of any Processed Tissue delivered to Distributor during the Term shall have a shelf life of no less than twelve (12) months as of the date of shipment from LifeCell.
     4.12 Product Recalls.
          (a) Responsibility for Recall. In the event any Product(s) must be recalled or LifeCell reasonably determines that it is prudent to have any Product(s) recalled from the channel of distribution by reason of failure to meet any requirements of law or otherwise, Distributor shall have the sole responsibility to effect the recall. LifeCell is solely responsible for finaldecisions concerning the recall of Products in the United States, and the destruction and/or reconditioning of recalled Products. In addition, LifeCell is solely responsible for all communications with Regulatory Agencies concerning Product recalls in the United States. For recall of Product outside the United States, the parties agree to work cooperatively regarding communication with the Regulatory Agencies to effect the recall. Any costs and expenses incurred by either party in connection with a recall of Products shall be borne by the party whose acts or omissions caused or resulted in the necessity for such recall. LifeCell shall use commercially diligent efforts to cooperate with Distributor in implementing any such recalls to the extent such cooperation is necessary to effect the recall.
          (b) Responsibility for Reimbursement. In the event the recall results from or is caused by an act or omission by Distributor, Distributor shall reimburse LifeCell for any costs and/or expenses reasonably expended by LifeCell as a consequence of the recall. Without limiting the general nature of the foregoing, Distributor shall bear the cost of any Products involved in such recall. In the event the recall results from or is caused by an act or omission by LifeCell, LifeCell shall reimburse Distributor for any costs and/or expenses reasonably expended by Distributor as a consequence of the recall. Without limiting the general nature of the foregoing, LifeCell will provide replacement Products for recalled Products and for any Products that cannot be shipped due to the condition requiring the recall within 120 days, and if this does not occur, Distributor shall have the right to terminate this Agreement and during such time the Minimum Purchase Requirements shall be waived.
     5. Market Development Programs. LifeCell and Distributor shall review the implementation and administration of market development and regulatory strategies, priorities,

of the Products (“Market Development Programs”) and Clinical Development Programs and activities and procedures related to the marketing and sales of Products.
     6. Term. This Agreement is effective as of April 1, 2002 (the “ Effective Date”) and, unless earlier terminated, shall remain in force until 11:59 p.m., Eastern United States time, on January 1, 2007 (the “Initial Term”). Not later than one hundred twenty (120) days prior to the expiration of the Initial Term or then current Renewal Term, each party shall provide written notice to the other party indicating its desire to renew this Agreement for a Renewal Term (the “Renewal Notice”). In the event that either party’s Renewal Notice indicates a desire to renew this Agreement for a Renewal Term, the parties shall arrange to meet, in person or telephonically, not later than ninety (90) days prior to the expiration of the Initial Term or then current Renewal Term, and shall negotiate in good faith concerning the renewal of this Agreement and any revisions to the terms and conditions to this Agreement, including without limitation, revisions to the Minimum Purchase Requirements. Unless otherwise extended by mutual agreement of the parties, in the event the parties have not agreed to renew this Agreement prior to September 30 of the last year of the Initial Term or then current Renewal Term, this Agreement shall terminate upon expiration of the Initial Term or then current Renewal Term, as the case may be. Each renewal to this Agreement, including any revisions to this Agreement agreed to between the parties, shall be memorialized in a written amendment to this Agreement executed by authorized representatives of each of the parties.
     7. Termination.
     7.1 Expiration. This Agreement shall terminate on the expiration of the Initial Term or then current Renewal Term, as applicable, unless the parties shall have agreed to a Renewal Term in accordance with Section 6.
     7.2 LifeCell Option. This Agreement shall terminate, at the option of LifeCell, (i) immediately upon notice to Distributor in the event of (1) an attempted assignment or delegation of this Agreement by Distributor without LifeCell’s prior written consent, (2) an inability by Distributor to pay its debts as they become due, (3) the institution of any proceedings by or against Distributor for reorganization, bankruptcy or other relief under any insolvency or similar law, (4) an application for or the appointment of a receiver for Distributor, (5) dissolution of Distributor, whether voluntary or by law or (6) a change in the control of Distributor reasonably unacceptable to LifeCell or (ii) upon thirty (30) days written notice to Distributor in the event of a material breach by Distributor of any of the terms of this Agreement not otherwise described in clause (i) above, if Distributor shall have failed to cure such breach within 30 days of such notice.
     7.3 Other. This Agreement also shall terminate in accordance with other Sections of this Agreement that permit or provide for such termination, including without limitation, Sections 4.1(b), 4.4, 4.9(b) and 16.2.
     7.4 Permitted Activities. Distributor agrees that upon termination of this

Agreement, LifeCell may, at its option, (i) ship Products to Distributor with respect to orders from Distributor duly accepted by LifeCell during the Term, for sale to and payment by Distributor in accordance with the terms of this Agreement (treating such terms for this limited purpose as being still in effect), and (ii) permit Distributor to sell Products in Distributor’s inventory on a non-exclusive basis, but otherwise subject to and in accordance with the terms of this Agreement (treating such terms for this limited purpose as being still in effect), until the earlier of such time as (1) all of Distributor’s then existing inventory of Products has been sold, or (2) the Products have reached their expiration date. Notwithstanding the foregoing, Distributor, at its option, may return to LifeCell the actual Products last delivered to Distributor in an amount equal to the amount of Products purchased by Distributor from LifeCell in the immediately preceding Sales Quarter, provided that those Products returned have a shelf life of no less than nine (9) months when received by LifeCell and meet the quality requirements applicable thereto, including without limitation, the requirements of Section 4.7 and Schedule II (the “Put-Back Amount”), and LifeCell shall refund to Distributor the dollar amount equal to the Transfer Prices paid by Distributor for the Sizes returned, multiplied by the number of Units thereof. In the event that Distributor, after the return to LifeCell of the Put-Back Amount, still retains Products in inventory, LifeCell, at its option, shall either purchase Distributor’s remaining inventory of Products at the Transfer Prices in effect at the time such Products were purchased by Distributor, provided that the Products to be repurchased by LifeCell have a shelf life of no less than nine (9) months when received by LifeCell and meet the quality requirements applicable thereto, including without limitation, the requirements of Section 4.7 and Schedule II, or permit Distributor to sell the Products in Distributor’s inventory on a non-exclusive basis for the greater of sixty (60) days after termination of this Agreement, or until all of Distributor’s then existing inventory of Products has been sold, or the Products have reached their expiration date.
     7.5 Damages.
          (a) Distributor shall not be entitled to and shall not claim or seek indemnification or any other form of damages or compensation from LifeCell by reason of termination of this Agreement pursuant to its terms or loss of its rights under this Agreement pursuant to such termination, nor shall it be entitled to seek compensation or damages on account of prospective profits or income after the termination date.
          (b) LifeCell shall not be entitled to and shall not claim or seek indemnification or any other form of damages or compensation from Distributor by reason of termination of this Agreement pursuant to its terms or loss of its rights under this Agreement pursuant to such termination, nor shall it be entitled to seek compensation or damages on account of prospective profits or income after the termination date.
     7.6 Distributor Option. This Agreement shall terminate, at the option of Distributor, (i) immediately upon notice to LifeCell in the event of (1) an attempted assignment or delegation of this Agreement by LifeCell without Distributor’s prior written consent, (2) an inability by LifeCell to pay its debts as they become due, (3) the institution of any proceedings by or against LifeCell for reorganization, bankruptcy or other relief under any insolvency or similar law, (4) an application for or the appointment of a receiver for LifeCell, (5)

dissolution of LifeCell, whether voluntary or by law or (6) a change in the control of LifeCell reasonably unacceptable to Distributor or (ii) upon thirty (30) days written notice to LifeCell in the event of a material breach by LifeCell of any of the terms of this Agreement not otherwise described in clause (i) above, if LifeCell shall have failed to cure such breach within 30 days of such notice or (iii) upon 60 days prior written notice to LifeCell in the event that LifeCell changes any of the Products and such changes, in Distributor’s reasonable judgment, significantly and adversely affect Distributor.
     7.7 Survival. Except as otherwise expressly set forth herein, the obligations of the parties under Sections 2.1(j), 4.1(e), 4.4, 4.7, 4.9(e), 7.4, 8.1, 9, 12, 14, 17, 19, 20 and 27 shall survive any expiration or termination of this Agreement forever.
     8. Complaints and Regulatory Notices.
     8.1 Complaints.
          (a) In the event that LifeCell or Distributor at any time during the Term receives any written, electronic or oral communication that alleges deficiencies related to identity, quality, durability, reliability, safety, effectiveness or performance concerning the Products or Processed Tissue (individually or collectively, a “Complaint”), including notices from the FDA regarding any alleged regulatory non-compliance of such Products or Processed Tissue, or the marketing thereof, such party shall, within two (2) business days following receipt of notices relating to medical reports and within 2 business days following receipt of any notice relating to any other Complaint or such shorter period as may be required by applicable laws, rules or regulations, provide to the other party all information contained in such Complaint, report or notice and any additional information relating thereto as may reasonably be requested.
          (b) In the event that any Complaint is received from a Customer, LifeCell and Distributor shall use their best efforts to reach mutual agreement concerning the handling and resolution of such customer Complaint. LifeCell shall be responsible for the timely review and analysis of each Complaint, to document its findings in connection therewith and, as LifeCell deems necessary, to take corrective action.
     8.2 Regulatory Notice. Each of LifeCell and Distributor shall promptly but in no event more than five (5) days following the receipt thereof, notify the other party and provide to such party a copy or transcription, if available, of any materially adverse communication received from a regulatory agency relating to the Product or Processed Tissue, the marketing thereof or any related matter.
     9. Trademarks.
     9.1 Definition. Distributor acknowledges that LifeCell owns and shall continue to own all right, title and interest in and to the trademarks or trade names “AlloDerm,” “LifeCell” and “AlloDerm Process” (the “Trademarks”).

     9.2 Grant. LifeCell hereby grants to Distributor a non-exclusive license to use the Trademarks during the Term solely in connection with Distributor’s marketing and sales of the Products to Customers in the Sales Territory as provided herein and, in those jurisdictions in which Distributor has been appointed an exclusive distributor pursuant to Section 1.1 and provided Distributor’s distributorship status has not become non-exclusive, LifeCell agrees not to grant a license to any other person to use the Trademarks during the Term in connection with marketing and sales of the Products to Customers in the Sales Territory.
     9.3 Distributor’s Trademarks. The parties acknowledge and agree that all right, title and interest in and to any trademarks, service marks, trade names or brand names developed for the Product by the Distributor hereunder shall reside solely with the Distributor. The parties further acknowledge and agree that the use and display of the trademarks developed by the Distributor and/or LifeCell Trademarks shall be authorized in advance by LifeCell. The Distributor will provide packaging specifications, labeling and graphics to LifeCell for review and approval. The parties agree that the Product package will include a statement, to be agreed upon by both parties, indicating LifeCell as the manufacturer/technology provider.
     9.4 Limitation of Grant. In performing its obligations hereunder, Distributor may use the Trademarks only for display on packaging or images of the Products and Processed Tissue. All such use and display shall be solely in connection with the promotion and solicitation of orders for the Products to Customers in the Sales Territory and only in such fashion as has been expressly authorized by LifeCell in advance of such use or display. Distributor acknowledges and agrees that its use of the Trademarks shall at all times be as licensee for the account and benefit of LifeCell. To the extent that any rights in and to any of the Trademarks are deemed to accrue to Distributor pursuant to this Agreement, Distributor hereby assigns any and all such rights, at such time as they may be deemed to accrue, to LifeCell.
     9.5 Distributor Actions. Distributor shall not, at any time, do or cause to be done any act or thing that (i) will in any way impair the rights of LifeCell in or to the Trademarks or their registrations, (ii) may affect the validity of any of the Trademarks or (iii) may depreciate the value of the Trademarks or their reputation. Except as otherwise specifically provided herein, Distributor shall not, during the Term or thereafter, attach LifeCell’s title or right in and to the Trademarks. Distributor shall, at LifeCell’s request and sole expense, provide all commercially reasonable cooperation and assistance in connection with LifeCell’s efforts to register, maintain, protect and defend the Trademarks and to prosecute any infringers with respect to the Trademarks. LifeCell shall control all efforts to register, maintain, protect and defend the Trademarks and to prosecute any infringers with respect to the Trademarks. Distributor agrees to advise LifeCell promptly of any actual or potential infringement of the Trademarks on becoming aware of such infringements. LifeCell shall have the sole right to determine if any action shall be taken against any third party on account of any such infringements or imitations and Distributor shall not institute any suit or take any action against any third party on account of any such infringements or imitations without first obtaining LifeCell’s written consent to do so. Any recovery as a result of such action shall belong solely to LifeCell, except to the extent that such recovery represents damage to Distributor, in which event any specified recovery, net of all expenses paid by LifeCell, including Distributor’s attorneys’ fees, if any, shall be paid to

Distributor. Distributor agrees and undertakes that its use of the Trademarks will be in strict compliance with any and all applicable laws, rules and regulations, including trademark laws, and that it will make such marking on the Product packaging or otherwise in connection therewith as may be required by LifeCell in its sole discretion. Distributor shall use commercially reasonable efforts to cooperate fully with LifeCell in preparing and causing to be recorded at LifeCell’s expense such documents as may be necessary or desirable to evidence, protect and implement the rights of LifeCell pursuant to this Section 9.
     9.6 Pre-Publication Review of Marketing Materials. All Marketing Materials are expressly subject to pre-publication review and approval with respect to, but not limited to, content, style, appearance, composition, timing, and media. Prior to the distribution or publication of any advertising, technical, sales or other materials containing any of LifeCell’s trademarks, service marks or trade names, or referring to the Products or Processed Tissue (“Marketing Materials”), Distributor shall provide one copy of proofs of such Marketing Materials to LifeCell for review and approval (Attention: Vice-President, Marketing, LifeCell Corporation, One Millennium Way, Branchburg, NJ 08876) at least ten (10) days prior to the anticipated publication of such Marketing Materials. LifeCell shall use commercially diligent efforts to provide feedback and/or-17-approval (as the case may be) to Distributor within five (5) days after LifeCell’s receipt of the applicable Marketing Materials. Notwithstanding anything to the contrary contained herein, Distributor shall not use, distribute or publish anything containing LifeCell’s trademarks, service marks or trade names or referring to Products or Processed Tissue without the express prior written consent of LifeCell.
     9.7 Termination of Use of Trademark. Except as provided in Section 7.4, if for any reason Distributor ceases to be the Distributor of the Products in the Sales Territory, Distributor’s right to use the Trademarks shall terminate immediately upon depletion of existing inventory of Product. Except as provided in Section 7.4, upon any termination of this Agreement, (i) any and all rights granted to Distributor hereunder, together with any interest in and to the Trademarks and registrations therefor which Distributor may be deemed to have acquired by virtue thereof or otherwise, shall immediately cease and without further act or instrument be assigned to and revert to LifeCell, and (ii) Distributor shall immediately terminate all further use of the Trademarks except as provided herein. Thereafter, Distributor shall not recommence or continue using any of the Trademarks without the prior written consent of LifeCell. In addition, Distributor will promptly execute any instruments reasonably requested by LifeCell which LifeCell reasonably, in its sole discretion, deems necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without further consideration other than the mutual agreement contained herein.
     10. Proprietary Rights. To LifeCell’s knowledge, it owns or possesses, or has licenses or other rights to use and license all patents, patent applications, patent disclosures and inventions, patent licenses, trademarks, trade names, trade secrets, service marks, brand marks, brand names, copyrights, copyright applications, inventions, technologies, know-how, formulae and processes owned by or licensed to LifeCell (collectively, “Proprietary Rights”) necessary for it to comply with its obligations under this Agreement without any conflict with or infringement of the rights of any third party. To LifeCell’s knowledge, no claim has been asserted or threatened by any person regarding the use or licensing of any of the Proprietary Rights by LifeCell or challenging or questioning the validity, enforceability or effectiveness of any licenses or agreements relating to Proprietary Rights or asserting any rights in such Proprietary Rights. To LifeCell’s knowledge, the use by LifeCell of its Proprietary Rights does not violate or infringe the rights of any third party. LifeCell is not aware of any third parties who are infringing or violating any of the Proprietary Rights.
     11. Independent Contractor. Distributor is an independent contractor and agrees not to represent itself in any manner to any third party as a partner, agent, associate or employee of LifeCell. It is expressly provided that this Agreement does not create a partnership, joint venture or any similar business association or combination between the parties hereto. It is understood and agreed that all contracts for the sale of Products to Customers will be between Distributor (or its permitted sub-distributors) and Customers. Distributor shall have no authority to accept orders for Products on behalf of LifeCell. Distributor does not have the power to bind LifeCell or to assume or create any contract or other obligation on behalf of LifeCell.
     12. Indemnity.
     12.1 Distributor. Distributor shall indemnify and hold LifeCell harmless from any and all claims, liabilities, judgments, losses, damages, costs and expenses, including without limitation, reasonable attorneys’ fees and costs, (“Damages”) successfully asserted against LifeCell by any person not a party to this Agreement which Damages result from any bodily injury, illness, death, or property damage if Damages (i) arise out of any statement, representation, warranty or Marketing Materials issued by Distributor which materially exceeds in scope or is different in meaning from statements made by LifeCell in LifeCell’s own literature, or specifications or has been previously approved by LifeCell or (ii) arises solely from the negligence or wrongful activity of Distributor.
     12.2 LifeCell. LifeCell shall indemnify and hold Distributor harmless from any and all Damages by any person or entity not a party to this Agreement which Damages result from any bodily injury, illness, death, or property damage if such Damages arise from (i) a defect in any of the Processed Tissue associated with any Products, (ii) a failure of any of the Processed Tissue associated with any Products to meet LifeCell’s specifications,(iii) from the negligence or wrongful activity of LifeCell or (iv) infringement of Proprietary Rights of third parties..
     12.3 Settlements and Compromises. Neither the party having the right to indemnification nor the party having the indemnification obligation under this Section 12 may settle or compromise any such claim, suit, action or proceeding unless (i) the other party consents in writing (which consent may not be unreasonably withheld) and (ii) the terms of that settlement or compromise release the other party from any and all liability with respect to that claim.
     12.4 Joint Actions. In the event any claim, suit, action or proceeding is asserted against both LifeCell and Distributor, or one party to this Agreement joins the opposite party in any such claim, suit, action or other proceeding, a party will be obligated to indemnify the opposite party with respect to that matter only if, and in proportion to the extent that, such party is first found to have been at fault with respect to that matter by a final, non-appealable judgment of a court of law.
     13. Compliance with Laws.
          (a) Each of LifeCell and Distributor shall comply with, and be responsible for ensuring that its employees and agents comply with, all applicable statutes, rules, regulations, orders and by-laws of the federal government of the United States and any other jurisdiction in the Sales Territory or any state and any agency, authority or political subdivision thereof.
          (b) Distributor agrees that neither it nor any of its officers, directors, employees or representatives will, directly or indirectly, in connection with the solicitation of sales of the Products to Customers in the Sales Territory:
     (i) make any payment to any officer or employee of any government, or to any political party or official thereof; where such payment either is unlawful under laws applicable thereto, or would be unlawful under the Foreign Corrupt Practices Act of 1977, as amended, of the United States of America, if Distributor, as the case may be, were a “domestic concern”, within the meaning of such act;
     (ii) make any payment to any person, if such payment constitutes an illegal bribe, illegal kickback or other illegal payment under laws applicable thereto; or
     (iii) commit, directly or indirectly, any other act or omission in violation in any material respect of any applicable law, regulation, rule or custom having the effect of law.
     14. Confidential Information.
     14.1 Definition. LifeCell and Distributor may from time to time provide to the other party (each, a “Recipient”) certain advice, technical information, know-how and other proprietary data and information that they respectively own to aid each other in the performance of their respective obligations under this Agreement. Inasmuch as various of these materials and advice (all of which will be referred to herein as the “Confidential Information”) will contain confidential information and/or trade secrets, it is hereby agreed that any Confidential Information which is disclosed by one party to the other is valuable, proprietary property belonging to the party making such disclosure, and the Recipient agrees that it will neither use nor disclose any Confidential Information to any third party (except if necessary in the performance of its duties hereunder), except with the prior written consent of the other party, provided, however, that any written Confidential Information shall be marked “Confidential”.
     14.2 Limitation. The Recipient agrees to make copies of that Confidential Information received by the Recipient as is authorized by the other party and which is necessary to the performance of Recipient’s obligations under this Agreement. Recipient also agrees to limit disclosure of the Confidential Information to only those employees of Recipient with a need to know such Confidential Information in connection with the performance of Recipient’s obligations under this Agreement.
     14.3 Remedies. In the event of breach or threatened breach by the Recipient or its employees of any of the provisions of Sections 14.1 or 14.2, the other party shall be entitled to an injunction or judicial order equivalent thereto restraining the Recipient or its employees from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the other party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the Recipient.
     14.4 Termination. The Recipient agrees, either upon the termination of this Agreement or upon request, to surrender to the other party all documentary material including Confidential Information, price lists, catalogues, technical literature, sales literature, samples and any other documents, papers or other properties of the other party, however previously supplied to the Recipient by the other party, provided, however, that Distributor may retain a reasonable amount of Marketing Materials as necessary to sell Products in accordance with Section 7.4. The Recipient may retain one (1) copy or memorandum of said documentary materials for dispute resolution purposes only.
     14.5 Survival. The obligations of the Recipient pursuant to this Section 14 shall continue in full force and effect after the termination of this Agreement regardless of how or when this Agreement is expires or is terminated.
     14.6 Exclusions. Notwithstanding any other provision in this Section 14, the term “Confidential Information” does not include information which (i) came into the Recipient’s possession prior to execution of this Agreement, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the other party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or any of the Recipient’s directors, officers, employees, agents or advisors, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the other party or the other party’s advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the other party.

     15. Notices. Any notice, transmittal of documents, correspondence or other communication between the parties to this Agreement required hereunder shall be in writing, addressed to the party to whom sent and transmitted by certified mail, courier or by facsimile with signed written original to follow by certified mail or courier. All such notices in compliance with this provision shall be deemed received by the other party on the next business day after transmission. For purposes of this Agreement, the addresses of the parties are as follows until changed by written notice from the party desiring to change its address to the other party.

If to LifeCell:	If to Distributor:

LifeCell	Wright Medical Technology, Inc.
One Millennium Way	5677 Airline Road
Branchburg, NJ 08876	Arlington, TN 38002
Attn: Paul Thomas, President	Attn: President
Telephone: 908-947-1102	Telephone: 901-867-4361
Facsimile: 908-947-1081	Facsimile: 901-867-4332

With a copy to:

Lowenstein Sandler, PC	Wright Medical Technology, Inc.
50 Division Street	5677 Airline Road
Somerville, NJ 08876	Arlington, TN 38002
Attn: Steven B. Fuerst, Esq.	Attn: General Counsel
Telephone: 908-526-2204	Telephone: 901-867-4743
Facsimile: 908-526-2205	Facsimile: 901-867-4398
     16. Force Majeure.
     16.1 Definition. Neither party hereto shall be responsible for any loss or damage to the other in the event that it is unable to fulfill the whole or any part of its obligations hereunder, or is prevented or delayed from fulfilling the same, due to war or hostilities (whether war be declared or not), invasion, act of foreign enemies, rebellion, revolution, insurrection, military usurpation of power, civil war or riot, strike, lockout, commotion, disorder, flood, tempest, earthquake, acts or omissions of civil or military authority whether legitimate or not, or other causes beyond the control of either party, including changes in laws or regulations relating to or affecting the Processed Tissue or the Products and increase in costs of raw materials resulting in commercial impracticability of selling Products at the Transfer Price.
     16.2 Consequences. Upon the occurrence of an event of force majeure, the party affected shall notify the other party immediately. The rights and obligations of either party under this Agreement affected by any such event of force majeure shall be suspended only for the duration and to the extent of such event of force majeure, and once such event of force majeure ceases to exist, the rights and obligations of the parties shall continue in full force. In the event that a condition of force majeure sufficient to suspend a party’s obligations under this Agreement is continuing for a period of ninety (90) days or more, either party may terminate this Agreement immediately upon written notice to the other party.
     17. Arbitration.
     17.1 Agreement. Any dispute, controversy, claim or other matter in question between the parties hereto arising out of or relating to this Agreement or any other document or instrument executed by the parties hereto in connection with this Agreement contemplated in any of the foregoing, including all issues of fact and law (for the purposes of this Section 17, the “Claim”), shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”), except as otherwise expressly set forth herein. Without limiting the generality of the foregoing, “Claims” shall also include any dispute, controversy, claim or other matter in question arising out of or related to this Agreement or any document or instrument executed by the parties hereto in connection herewith, it being the purpose and intent hereof to evidence the agreement of all the parties hereto to submit all Claims to arbitration. Notice of demand for arbitration shall be filed in writing with all parties to this Agreement as to whom the Claim is alleged and with the American Arbitration Association (the “AAA”). The arbitration proceeding shall be conducted by one disinterested neutral arbitrator who shall be appointed from a panel in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that if a neutral arbitrator cannot be selected and appointed by the parties to the dispute from the first list of names submitted by the AAA, then the AAA shall submit to each party to the dispute a second list of names of persons chosen from the panel, and if a neutral disinterested arbitrator cannot be appointed for any reason from said second list, then the AAA shall then be deemed authorized and directed to and shall select and appoint, on behalf of all pasties to the dispute, one disinterested neutral arbitrator (but in no event shall the AAA appoint an arbitrator whose name has previously been rejected by the parties to the dispute). All persons submitted as prospective arbitrators by the AAA shall be persons having substantial knowledge of substantive commercial laws and the general issues in question for arbitration.
     17.2 Proceedings. The arbitrator shall conduct the arbitration proceeding in the State of New Jersey if the Distributor initiates the dispute and in Memphis, Tennessee if LifeCell initiates the dispute, as provided hereinabove and in the Commercial Arbitration Rules. The arbitrator rendering the judgment or award shall deliver a brief written opinion explaining such judgment or award and the legal and factual reasons therefor. This agreement to arbitrate shall be specifically enforceable under applicable law in any court haring jurisdiction thereof. The award rendered by the arbitrator shall be final, such judgment shall be entered upon it in accordance with applicable law in a court having jurisdiction thereof and any such award or judgment shall be subject to appeal in accordance with the same procedures and an the same legal basis as a final judgment of the trial court in which such judgment is entered. The parties hereto agree to expedite and cooperate in obtaining the entry of judgment with respect to such award. A demand for arbitration shall be made within a reasonable time after the Claim or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Claim or the matter would be barred by applicable statutes of limitation.
     18. Definitions and Construction.
     18.1 Certain Definitions. Capitalized terms used in this Agreement, unless the context otherwise requires, have the meanings specified in this Section 18.1 or in the part of this Agreement referred to below.
          (a) “AAA” shall have the meaning given to such term in Section 17.
          (b) “AATB” shall have the meaning given to such term in Section 4.7.
          (c) “Agreement” shall have the meaning given to such term in the preamble and shall for all purposes include the Schedules and Exhibits hereto.
          (d) “Agreement Matters” shall have the meaning given to such term in Section 19
          (e) “Claim” shall have the meaning given to such term in Section 17.1.
          (f) “Clinical Development Programs” means the conduct, in the United States and outside the United States, as applicable, of preclinical and clinical activities and filing and prosecution of regulatory applications in support of regulatory approval and regulatory classification in respect of commercial introduction, marketing and sales of the Products.
          (g) “Commercial Arbitration Rules” shall have the meaning given to such term in Section 17.1.
          (h) “Complaint” shall have the meaning given to such term in Section 8.1.
          (i) “Confidential Information” shall have the meaning given to such term in Section 14.1.
          (j) “Customer” means health care provider who or that performs orthopaedic surgery procedures including, but not limited to, the spine, trauma, oncology, extremities and joint replacement.
          (k) “Damages” shall have the meaning given to such term in Section 12.1.

          (1) “Delivery Schedule” shall have the meaning given to such term in Section 4.8(b).
          (m) “Different Sized Product” shall have the meaning given to such term in Section 4.1(a).
          (n) “Distributor” shall have the meaning given to such term in the preamble.
          (o) “Effective Date” shall have the meaning given to such term in Section 6.
          (p) “FDA” shall have the meaning given to such term in Section 4.7.
          (q) “Initial Product Forecast” shall have the meaning given to such term in Section 4.8(a).
          (r) “Initial Term” shall have the meaning given to such term in Section 6.
          (s) “Intellectual Property” means United States and foreign patents and patent applications, know-how, show-how, trade secrets, inventions, discoveries and technical information, including without limitation, information embodied in drawings, designs, copyrights, copyright applications, trademarks and trademark applications, service marks and service marks applications, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports and the like related thereto and all amendments, modifications and improvements of any of the foregoing.
          (t) “Interim Term” shall mean the period from the Effective Date through December 31, 2002.
          (u) “LifeCell” shall have the meaning given to such term in the preamble.
          (v) “Market Development Programs” shall have the meaning given to such term is Section 5.
          (w) “Marketing Materials” shall have the meaning given to such term in Section 9.6.
          (x) “Minimum Purchase Requirements” means [***] of the quarterly amounts set forth in the Initial Product Forecast or Updated Product Forecast, as applicable, subject to the then current Delivery Schedule.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

          (y) “Notice Period” shall have the meaning given to such term in Section 4.4.
          (z) “person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or any federal, state, local or other government (or agency or political subdivision thereof).
          (aa) “Processed Tissue” means tissue processed by LifeCell in accordance with its proprietary AlloDerm® process.
          (bb) “Products” means tissue processing services provided by LifeCell in respect of Processed Tissue in the form of a sheet product for use as a bone graft containment membrane in orthopedic surgery as further described in the Product Specification as detailed in Schedule V which may be changed from time to time by mutual agreement of the parties.
          (cc) “Proprietary Rights” shall have the meaning given to such term in Section 10.
          (dd) “Recipient” shall have the meaning given to such term in Section 14.1.
          (ee) “Renewal Notice” shall have the meaning given to such Term in Section 6.
          (ff) “Renewal Term” means any and each additional one (1) year term of this Agreement mutually agreed to by the parties.
          (gg) “Royalty” shall have the meaning given to such term in Section 4.3.
          (hh) “Sales Quarter” means any three month period or shorter period, as the case may be, occurring during the Term that commences on the Effective Date and the first day of each calendar quarter thereafter, as the case may be, and terminates on the earlier of the first day of the immediately following calendar quarter or on the date this Agreement expires or is terminated.
          (ii) “Sales Territory” means the United States, as well as any other country or jurisdiction which the parties mutually agree by written amendment to this Agreement is to be included in the Sales Territory; provided, however, that Distributor shall have the first option to exclusively distribute the Products in other countries or jurisdictions which right shall be lost if Distributor fails to sell the Product in such additional countries or jurisdictions within 18 months of LifeCell’s reasonable request.
          (jj) “Sales Year” means any twelve (12) month or shorter period, as the case may be, occurring during the Term that commences on the Effective Date or the anniversary of the Effective Date, as the case may be, and terminates on the earlier of the date 12 months thereafter or on the date this Agreement expires or is terminated.
          (kk) “Sizes” means the sizes in which the Products are offered for sale as set forth in Schedule III.
          (ll) “Term” means the Initial Term and each Renewal Term, if any.
          (mm) “Trademarks” shall have the meaning given to such term in Section 9.1.
          (nn) “Transfer Prices” shall have the meaning given to such term in Section 4.2.
          (oo) “Units” means the number of Products to be purchased by Distributor as set forth in Schedule III.
          (pp) “Updated Product Forecast” shall have the meaning given to such term in Section 4.8(a).
     18.2 Other Definitions. Other terms may be defined elsewhere in this Agreement and shall have the meanings there indicated.
     18.3 Gender, etc. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.
     18.4 Certain Constructions. As used in this Agreement, unless expressly stated otherwise, references to:
          (a)(i) “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively, (ii) the words “hereof’, “herein” and “hereunder”, and similar words, refer to this Agreement as a whole and not to any particular section, subsection, paragraph or provision of this Agreement and (iii) “or” means “either or both”.
          (b) Unless otherwise specified, all reference in this Agreement to sections, subsections, paragraphs or schedules are deemed references to the corresponding sections, subsections, paragraphs or schedules in this Agreement.
          (c) References to “days”, “months”, “quarters” and “years” in this Agreement, unless otherwise specifically indicated, shall mean calendar days, months, quarters and years, respectively.
     18.5 Captions. The section, subsection and paragraph headings contained herein are for convenience of reference only and shall not affect or control the construction or interpretation of any provision hereof.
     19. Governing Law and Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement and all matters arising directly and indirectly from this Agreement (collectively “Agreement Matters”) shall be governed by the internal laws of the State of Delaware, without regard to any conflicts or choice of law rules. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the State and Federal courts located in Delaware for the purpose of any suit, action, proceeding or judgment which, directly or indirectly, arises out of any Agreement Matters; provided that a party to this Agreement shall be entitled to enforce an order or judgment of a Delaware court (or a federal appellate court of competent jurisdiction issuing the same on appeal from a Delaware court) in any other court having jurisdiction over the other party hereto. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     20. Public Announcements. Unless otherwise required by applicable laws, rules or regulations of any government, agency or political subdivision thereof or the rules of any securities exchange or market on which such party’s securities are listed, neither party shall issue a press release or make any public announcement relating to this Agreement or the transactions contemplated hereby or subsequent developments relating to the relationship of the parties hereto without first providing a copy of such release or announcement to the other party and the prior consent of the other party, which consent shall not be unreasonably withheld. In the case of any announcement required by applicable laws, rules or regulations of any government, agency or political subdivision, thereof or the rules of any securities exchange or market on which such party’s securities are listed, neither party shall issue a press release or make any public announcement relating to this Agreement or the transactions contemplated hereby or subsequent developments relating to the relationship of the parties hereto without first providing a copy of such proposed announcement to the other party as soon as practicable prior to the proposed release thereof.
     21. Amendment; Remedies; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and its terms and conditions may be waived, but only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. Exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege which that party might otherwise have hereunder, or at law or in equity.

     22. Severability. Should any provision of this Agreement be held unenforceable or invalid, then the parties hereto agree that such provision shall be deemed modified to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom. In such case the validity of the remaining provisions shall not be affected and this Agreement shall be construed as if such provision were not contained herein.
     23. Assignment. Other than as expressly set forth herein, neither party shall assign or subcontract the whole or any part of this Agreement without the other party’s written consent.
     24. Entire Agreement. All agreements and understandings between the parties relating to the purchase and distribution of the Products in the Sales Territory are embodied in this Agreement. This Agreement supersedes any previous agreements and understandings between the parties as to the subject matter hereof and is entire in itself and not a part of any other agreement, and no promises, covenants, or representations of any kind or nature other than those expressly stared herein have been made to induce either party to enter into this Agreement. All other terms and conditions, whether express or implied by statute, common law, trade usage or custom are hereby excluded and extinguished.
     25. Construction of Agreement. Both parties have participated fully in the preparation and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.
     26. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     27. Further Assurances. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence, confirm or give effect to the agreements contained in this Agreement.

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed and delivered this Agreement as of the date first above written.

LIFECELL CORPORATION
By:	/s/ Paul Thomas
	Name:	Paul Thomas
	Title:	President & CEO

WRIGHT MEDICAL TECHNOLOGY, INC.
By:	/s/ F. Barry Bays
	Name:	F. Barry Bays
	Title:	President & CEO

Attachments:

Schedule I	—	Processed Tissue Transfer Price List and Royalty Payout List
Schedule II	—	Processed Tissue Storage, Handling and Transportation Specifications and Procedures
Schedule III	—	Initial Product Forecast
Schedule IV	—	Delivery Schedule
Schedule V	—	Product Specification

Schedule I
Transfer Price List
(As of March 1, 2002)

Catalog No.	Size	Thickness	Perforation	Transfer Price

	5 cm x 5 cm	[***]	1:1	[***]

	5 cm x 10 cm	[***]	1:1	[***]

	5 cm x 10 cm	[***]	1:1	[***]
Product Samples Not For Human Use (e.g. use by labs and workshops): Products with a shelf life of less than three (3) months shall be provided to Distributor, at its request, at a [***] discount off of the Transfer Price. Distributor is responsible for ensuring that such Products are not for human use by a Customer.
Product Samples for Human Use: Distributor shall be responsible for providing Customers with “For Human Use” samples directly from Distributor’s inventory.
Royalty Pay Out

Annual Gross Sales Tranche	Royalty %

[***]	[***]
[***]	[***]
[***]	[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule II
     Processed Tissue Storage, Handling and Transportation Specifications and Procedures
The following policies and procedures to be incorporated into Distributor’s existing protocols are based on the Standards of the American Association of Tissue Banks (1998) and specifically address the issue of “Tissue Distribution Intermediates” (Section M). Technical assistance is available from LifeCell to facilitate the incorporation of these procedures.
Appropriate documentation is critical. Particular attention should be paid to the following areas:
Documentation of receipt of tissue
Lot/graft numbers
Expiration date
Received by
Date of receipt
Condition of packaging
Documentation of storage conditions
Temperature monitoring
Documentation of distribution
     Distributor shall maintain distribution records that permit the tracing of the Processed Tissue to the consignee. Distribution records must include:
Date of order
Consignee name and address
Identification of person placing the order
Type and quantity of tissue ordered
Information regarding tissue shipped
Identification numbers’ of tissue’s
Expiration date of tissue
Date of Shipment
Mode of transportation
Name of Individual filling order
Documentation of final package inspection prior to distribution
Additional requirements:
Storage Equipment
Distributor must insure that all storage equipment (i.e., refrigerator(s)) is regularly maintained (i.e. preventative maintenance program), calibrated, and monitored.
Monitoring of refrigerators may consist of the installation of a continuous temperature recording device or a routine (once each working day) and documented check of temperature utilizing a refrigerator thermometer. Acceptable temperature range for the storage of Processed Tissue is 1 — 10°C. Processed Tissue may be stored in a standard household refrigerator provided that this temperature range can be maintained.
Adverse Outcomes
All reports of complaints or adverse outcomes must be required to be forwarded immediately to LifeCell.
Return of Tissue
All expired, returned, damaged, or otherwise compromised packages or grafts must be returned to LifeCell.
Labels
Packages containing Processed Tissue cannot be relabeled. Existing labeling cannot be altered.

Schedule III
Initial Product Forecast
[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Schedule IV
Delivery Schedule
[TO BE INSERTED PURSUANT TO SECTION 4.8(b)]

Schedule V
Product Specification
See the attached PRELIMINARY specification which is subject to final approval by the parties.

Wright Medical Technology Issued	Document No.: PS02-0013 Rev.: 01
Product Specification for GraftJacketTM
Acellular Periosteum Replacement Scaffold
Effective Date: September 16, 2002
Revision Draft Date: September 11, 2002
Supersedes: PS02-0013 Rev. 00
Supersedes Date: July 29, 2002
Prepared by:
Kim Sevo Hughes
Project Engineer
Approved by:
Tiger Buford
Sr. Director, Bio-Orthopaedics Development
Sharon Seaton
Manager, Regulatory Compliance
Cary Hagen
Sr. Director, Marketing
Roger Brown
Sr. Director, Clinical & Regulatory Affairs
Michael Sheldon
Sr. Dir., International Marketing
Warren Haggard, Ph.D.
Vice President, Research
Document Release Section

Dept/Function	Approver	Signature and Date

Documentation	Sharon Seaton

Proprietary Information Do not copy or write on this document.	Page 1 of 5 Wright Medical Technology

GraftJacketTMTM Acellular Periosteum Replacement Scaffold Issued	Document No.: PS02-0013 Revision: 01
1.0	Objective

This specification describes the product requirements for GraftJacketTM Acellular Periosteum Replacement Scaffold (manufactured by LifeCell Corporation, Branchburg, NJ).
2.0	Document Reference Summary

American Association of Tissue Banks (AATB) 21 CFR (Current Federal Regulation) 1270, 1271 G102-0163	Standards of Tissue Banking Guidelines Human Tissue Intended for Transplantation Package Challenge/Distribution Testing Procedure
3.0	Product Description
3.	General Overview: GraftJacketTM is human dermal tissue that has been processed to remove all epidermal and dermal cells while maintaining its biologic matrix. It is provided freeze-dried and must be rehydrated prior to use. Once rehydrated, the product may be sutured, folded, or easily trimmed with scissors or a scalpel in the operating room.

3.2	Intended Use: The GraftJacketTM scaffold is used for the repair or replacement of damaged or inadequate integumental tissue, such as periosteum.

3.3	Related Devices: There are no related devices.
4.0	Proposed Size Offering
4.1	GraftJacketTM will be [***] thick and have two size options with approximate dimensions of 5 X 5 cm, approximately (2” X 2”) and 5 X 10 cm, approximately (2” X 4”).

4.2	Each size will be provided for single patient use in packaged, sealed containers.
5.0	Product Features and Functional Requirements
5.1	Product thickness shall be determined by LifeCell Corporation in the dry state per their standard procedure. Each sheet shall have an average thickness ranging between [***].

5.2	Product sheets shall be visibly uniform in appearance and white or buff colored.

5.3	The donor tissue shall be recovered in accordance with FDA regulations and AATB guidelines. Donor history and tissues shall be examined to rule out pathogenic contamination.

5.4	The material shall be processed to ensure there is no damage to the underlying matrix of the tissue. The patented LifeCell process shall remove epidermal and dermal cells, while preserving the collagen, elastin, blood vessel channels, and proteoglycan proteins.

5.5	Material shall be biocompatible and conductive to cellular and vascular infiltration.

5.6	Residual moisture of the material shall be less than [***].

5.7	The product is supplied freeze-dried.

Proprietary Information Do not copy or write on this document.	Page 2 of 5 Wright Medical Technology

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

GraftJacketTMTM Acellular Periosteum Replacement Scaffold Issued	Document No.: PS02-0013 Revision: 01
5.0	Product Features and Functional Requirements (Continued)
5.8	Functional requirements
Fixation for GraftJacketTM shall be compatible with current surgical techniques such as sutures, surgical tacks, etc.

Rehydrated product shall be flexible and malleable for surgical manipulation.

If not totally saturated, GraftJacketTM readily absorbs fluids such as saline, blood, cells, or marrow.

GraftJacketTM shall resist tearing and deformation in both wet and dry states.
6.0	Materials and Processes
6.1	Manufacturing Processes
Human dermal tissues from which GraftJacketTM is produced shall be procured in accordance with FDA regulations and AATB guidelines.

6.1.2	Dermal and epidermal cells shall be removed and the product freeze-dried by LifeCell Corporation per their patented processes.

GraftJacketTM shall be certified to conform to the appropriate WMT material specification upon receipt.
6.2	Packaging
GraftJacketTM shall be packaged with one piece of unattached, non-woven backing that is clearly labeled to indicate that it must be removed. Removal should occur after partial rehydration.

GraftJacketTM shall be packaged in clean, heat-sealed peel pouches, freeze-dried, and sealed within a foil inert atmosphere.

Labeling shall clearly indicate that the inner pouch and contents are not sterile.
6.3	Sterilization
The tissues shall be prepared aseptically.
6.3.	Product shall be aseptically prepared in a controlled area.

6.3.1.2	Representative samples of the final product tested from the donor lot must be free of bacterial and fungal pathogens using microbiological tissue cultures in accordance with AATB guidelines.

6.3.1.3	All processing shall be done in conjunction with antibiotics such as, but not limited to, cefoxitin, lincomycin, polymyxin B, and vancomycin.

Proprietary Information Do not copy or write on this document.	Page 3 of 5 Wright Medical Technology

GraftJacketTMTM Acellular Periosteum Replacement Scaffold Issued	Document No.: PS02-0013 Revision: 01
7.0	Product Performance Specifications
7.	Performance Requirements
7.1.1	Products must meet appropriate FDA regulations and AATB guidelines.

7.1.2	The aseptically prepared product shall have an expiration date of two years from the date of manufacture, clearly indicated on the package.

GraftJacketTM may be transported in ambient temperature, then refrigerated immediately on receipt to maximize the shelf life. Unopened product shall be stored under refrigeration at 1 to 10°C (34-50°F). Per the manufacturer, temperature fluctuations during shipping will not affect the product adversely.

Packaging components must pass the challenge/distribution test per the WMT document G102-0163, Package Challenge/Distribution Testing Procedure.

7.1.5	Prior to use, GraftJacketTM must be rehydrated. At least 200 ml of rehydration fluid (sterile normal saline or sterile lactated Ringer’s solution) must be used. GraftJacketTM, with backing, must be submerged for at least five minutes in a dish of 100 ml of rehydration fluid. After five minutes the backing must be removed, and the product submerged for an additional five minutes in a separate dish of 100 ml of rehydration fluid. When fully rehydrated, the product is soft and pliable throughout.

7.1.6	GraftJacketTM shall be easily sutured without tearing.
7.2	Test specifications
[***]
8.0	Clinical and Regulatory Plan
8.1	Clinical Evaluation Requirements

Clinical evaluation will be undertaken after commercialization as defined by the clinical & regulatory, research & development, marketing groups, and surgeon consultants.

8.2	Regulatory Clearance/Approvals
GraftJacketTM is regulated by the FDA in accordance with 21 CFR, part 1270 & 1271 as human tissue for transplantation.

This product will be selectively registered outside the US by a joint determination of International Marketing and Regulatory Affairs.
9.0	Production Launch and Distribution Logistics
9.1	GraftJacketTM will be launched in the U.S. in the third quarter of 2002.

9.2	Launch support materials will include brochures, surgical techniques, informational videos, press releases, etc. Product usage training will be conducted in regional training sessions.

9.3	This product will be selectively launched outside the US by a joint determination of International Marketing and Regulatory Affairs.

Proprietary Information Do not copy or write on this document.	Page 4 of 5 Wright Medical Technology

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

GraftJacketTM Acellular Periosteum Replacement Scaffold Issued	Document No.: PS02-0013 Revision: 01
10.0	Production Costs
10.	Material transfer costs are outlined in the Supply and Development Agreement between LifeCell Corporation and Wright Medical Technology dated April 1, 2002 (5x10 cm [***] each, 5x5 cm [***]).
11.0	Document Changes
Section 7.1.5	Replaced “100 ml” with “200 ml”; added “in a dish of 100 ml of rehydration fluid” to the third sentence; added “in a separate dish of 100 ml of rehydration fluid” to the fourth sentence

Proprietary Information Do not copy or write on this document.	Page 5 of 5 Wright Medical Technology

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

January 14, 2003
Wright Medical Technology Inc.
5677 Airline Road
Arlington, Tennessee 38002
Attention: Mr. F. Barry Bays, President and CEO
Dear Barry:
Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology Inc. (“Wright”) dated as of April 1, 2002 (“Supply Agreement”). Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to expand the scope of the Product applications to which Wright shall serve as exclusive authorized distributor, LifeCell and Wright have agreed to modify certain provisions of the Supply Agreement, on the terms and conditions set forth herein. In all other aspects, the Supply Agreement shall remain in full force and effect.
1. Definition of “Products”. Section 18.1(bb) of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
(bb) “Products” means tissue processing services provided by LifeCell in respect of Processed Tissue in the form of a sheet product for use as a containment membrane in connection with a bone graft or torn rotator cuff repair in orthopedic surgery as further described in the Product Specification as detailed in Schedule V, which may be changed from time to time by mutual agreement of the parties.
2. Schedules. Schedules I (Transfer Price List and Royalty Pay Out List), III (Initial Product Forecast), IV (Delivery Schedule) and V (Product Specification) of the Supply Agreement shall be discussed between the parties, and appropriate amendments shall be negotiated in good faith to the extent warranted to reflect the expanded scope of Products under the Supply Agreement, including any provision for Different Sized Products, increases to the Updated Product Forecast, changes to the Updated Delivery Schedule, or changes to the product Specification .
3. Miscellaneous Provisions.
          (a) This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.

LifeCell Corporation One Millennium Way, Branchburg, NJ 08876 • Phone: 908.947.1100 • Fax: 908.947.1200 • www.lifecell.com

          (b) The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.
          (c) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.
If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours, LIFECELL CORPORATION
By:	/s/ Paul Thomas
Paul Thomas
President and CEO

ACCEPTED AND AGREED: WRIGHT MEDICAL TECHNOLOGY INC.
By:	/s/ F. Barry Bays
F. Barry Bays
President and CEO

1/14/03	Page 2

February 25, 2003
Wright Medical Technology Inc.
5677 Airline Road
Arlington, Tennessee 38002
Attention: Mr. F. Barry Bays, President and CEO
Dear Barry:
Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology Inc. (“Wright”) dated as of April 1, 2002 (“Supply Agreement”) as amended by the Letter Agreement dated January 14, 2003. Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to expand the scope of the Product applications to which Wright shall serve as exclusive authorized distributor, LifeCell and Wright have agreed to modify certain provisions of the Supply Agreement, on the terms and conditions set forth herein. In all other aspects, the Supply Agreement shall remain in full force and effect.
1. Definition of “Products”. Section 18.1(bb) of the Supply Agreement, as amended, is hereby deleted and replaced in its entirety with the following:
(bb) “Products” means tissue processing services provided by LifeCell in respect of Processed Tissue in the form of an acellular human dermal sheet product for use in any and all orthopaedic surgical applications, with its use in [***], as further described in the Product Specification as detailed in Schedule V, which may be changed from time to time by mutual agreement of the parties. Provided, however, that Wright shall not sell or distribute Products for any non-orthopaedic application.
2. Miscellaneous Provisions.
(a) This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.
(b) The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

LifeCell Corporation One Millennium Way, Branchburg, NJ 08876 • Phone: 908.947.1100 • Fax: 908.947.1200 • www.lifecell.com

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.
If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours, LIFECELL CORPORATION
By:	/s/ Paul Thomas
Paul Thomas
President and CEO

ACCEPTED AND AGREED: WRIGHT MEDICAL TECHNOLOGY INC.
By:	/s/ F. Barry Bays
F. Barry Bays
President and CEO

May 9, 2003
Mr. F. Barry Bays
President and CEO
Wright Medical Technology Inc.
5677 Airline Road
Arlington, Tennessee 38002
Dear Barry:
Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology Inc. (Wright”) dated as of April 1, 2002, as amended by letter agreement dated February 25, 2003 (“Supply Agreement”). Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to expand the geographic scope of the territory to which Wright shall serve as exclusive authorized distributor, LifeCell and Wright have agreed to modify the Supply Agreement, on the terms and conditions set forth herein. In all other aspects, the Supply Agreement shall remain in full force and effect.
1.	Definition of “Sales Territory”. Section 18.1(ii) of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
          (ii) “Sales Territory” means the United States and Greece, as well as any other country or jurisdiction which the parties mutually agree by written amendment to this Agreement is to be included in the Sales Territory; provided, however, that Distributor shall have the first option to exclusively distribute the Products in other countries or jurisdictions which right shall be lost if Distributor fails to sell the Product in such additional countries or jurisdictions within 18 months of LifeCell’s reasonable request.
2.	Miscellaneous Provisions.
          (a) This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.
          (b) The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.
          (c) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.
05/09/03

LifeCell Corporation One Millennium Way, Branchburg, NJ 08876 • Phone: 908.947.1100 • Fax: 908.947.1200 • www.lifecell.com

If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours, LIFECELL CORPORATION
By:	/s/ Paul Thomas
Paul Thomas
President and CEO

ACCEPTED AND AGREED: WRIGHT MEDICAL TECHNOLOGY INC.
By:	/s/ F. Barry Bays
F. Barry Bays
President and CEO

July 18, 2003
Mr. F. Barry Bays
President and CEO
Wright Medical Technology Inc.
5677 Airline Road
Arlington, Tennessee 38002
Dear Barry:
Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology Inc. (Wright”) dated as of April 1, 2002 as amended by letters of agreement dated January 14, 2003, February 25, 2003 and May 9, 2003 (“Supply Agreement”). Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to expand the geographic scope of the territory to which Wright shall serve as exclusive authorized distributor, LifeCell and Wright have agreed to modify the Supply Agreement, on the terms and conditions set forth herein. In all other aspects, the Supply Agreement shall remain in full force and effect.
1.	Definition of “Sales Territory”. Section 18.1(ii) of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
          (ii) “Sales Territory” means the United States, Greece, Italy, and South Africa as well as any other country or jurisdiction which the parties mutually agree by written amendment to this Agreement is to be included in the Sales Territory; provided, however, that Distributor shall have the first option to exclusively distribute the Products in other countries or jurisdictions which right shall be lost if Distributor fails to sell the Product in such additional countries or jurisdictions within 18 months of LifeCell’s reasonable request.
2.	Definition of “Products”. Section 18.1(bb) of the Supply Agreement, as amended, is hereby deleted and replaced in its entirety with the following:
(bb) “Products” means tissue-processing services provided by LifeCell in respect of Processed Tissue in: (i) the form of an acellular dermal sheet product for use in any and all orthopedic and podiatric surgical applications, with the exception that its use [***]; and (ii) an acellular, micronized form, specifically limited to use in the treatment of [***]. Products are further described in the Product Specification as detailed hereto as Schedule V, which may be changed from time to time by mutual agreement of the parties. Wright agrees that it shall not sell or distribute Products for any non-orthopedic or non-podiatric application, or as otherwise limited by or excluded in the definition above.
Miscellaneous Provisions.
          (a) This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.
          b) The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to
07/18/03

LifeCell Corporation One Millennium Way, Branchburg, NJ 08876 • Phone: 908.947.1100 • Fax:
908.947.1200 • www.lifecell.com

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.
          (c) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.
If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this letter agreement and returning it to the undersigned.

Very truly yours, LIFECELL CORPORATION
By:	/s/ Paul Thomas
Paul Thomas
President and CEO

ACCEPTED AND AGREED: WRIGHT MEDICAL TECHNOLOGY INC.
By:	/s/ F. Barry Bays
F. Barry Bays
President and CEO

Paul G. Thomas President, CEO, Chairman
March 4, 2004
Mr. F. Barry Bays
President and CEO
Wright Medical Technology Inc.
5677 Airline Road
Arlington, Tennessee 38002
RE:	Amendment to Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology, Inc.
Dear Barry:
Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology, Inc. (“Wright” or “Distributor”) dated April 1, 2002, as amended by letter agreements dated January 14, 2003, February 25, 2003, May 9, 2003 and July 18, 2003 (collectively the “Supply Agreement”). Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to extend the term of the Supply Agreement and to modify certain terms of the Supply Agreement, LifeCell and Wright agree to amend the Supply Agreement, on the terms and conditions set forth herein, effective as of April 1, 2004. In all other aspects, the Supply Agreement shall remain in full force and effect.
1. Schedules I, III and IV of the Supply Agreement are hereby deleted and removed and are not replaced unless specified otherwise herein. Additionally, definitions set forth in Sections 18.1 (1), (x) and (gg) of the Supply Agreement are hereby deleted and removed and are not replaced.
2. Definition of “Customer.” Section 18.1(j) of the Supply Agreement is hereby deleted and is replaced in its entirety with the following:
          (j) “Customer” means health care provider who or that performs podiatric procedures or orthopaedic surgery procedures including, but not limited to, the spine, trauma, oncology, extremities and joint replacement.
3. Definition of “Products.” Section 18.1(bb) of the Supply Agreement, as amended, is hereby deleted and is replaced in its entirety with the following:
          (bb) “Products” means all tissue-processing services provided during the term of this Agreement by LifeCell in respect of Processed Tissue in the form of (i) LifeCell’s current acellular dermal sheet product for use in any and all orthopedic and podiatric surgical applications, with the exception [***] (“Sheet Products”) [***]

LifeCell Corporation One Millennium Way, Branchburg, NJ 08876 • Phone: 908.947.1100 •
Fax: 908.947.1200 • pthomas@lifecell.com

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(“Micronized Products”). Products are further described in the Product Specification as detailed hereto as Schedule V, which may be changed to include additional Products, as they are developed by LifeCell and made available to Wright by mutual agreement of the parties. Wright agrees that it shall not sell or distribute Products for any non-orthopedic or non-podiatric application, or as otherwise limited by or excluded in the definition above. Any future products resulting from changes to enhance, improve, or modify the Sheet Products, for the above fields of use, that combine the Sheet Products with growth factors, stem cells, or other biological response modifiers are hereafter referred to as “Enhanced Sheet Products”. Distributor has not been granted any rights with respect to any Enhanced Sheet Products under this agreement, but LifeCell may elect under separate terms and conditions to enter into an agreement with Distributor to develop, commercialize or use one or more Enhanced Sheet Product. In no event shall LifeCell enter into any agreement with a third party to, commercialize any Enhanced Sheet Product without first providing Distributor the opportunity to accept or refuse such an agreement offered on equal terms and conditions.
4.Definition of “Sizes.” Section 18.1(kk) of the Supply Agreement, as amended, is hereby deleted and is replaced in its entirety with the following:
          (kk) “Sizes” means the sizes in which the Products are offered for sale as first set forth in the Initial Product Forecast and subsequently, as updated and amended in the most current Updated Product Forecast.
5. Definition of “Units.” Section 18.1(oo) of the Supply Agreement, as amended, is hereby deleted and is replaced in its entirety with the following:
          (oo) “Units” means the number of Products to be purchased by Distributor for a respective Sales Quarter as first set forth in the Initial Product Forecast and subsequently, as updated and amended in the most current Updated Product Forecast.
6. Minimum Purchase Requirements; No Put Backs. The Section heading and Sections 4.1 (a), (b), (c) and (d) of the Supply Agreement are hereby deleted and replaced in their entirety with the following:
          Minimum Annual Product Sales.
          (a) During the Term, Distributor is required to achieve minimum Annual Product Sales. The total United States dollar-value amount of sales of all Products to Customers that are recognized by Distributor as revenue pursuant to United States Generally Accepted Accounting Principles during any given calendar year period, beginning with the year ending December 31, 2004, are hereafter referred to, respectively, as “Annual Product Sales”. Minimum Annual Product Sales for the calendar years ending December 31, 2004 and 2005 are $6,000,000 and $6,600,000, respectively, per year. Within thirty (30) days after completion of the calendar year ending December 31, 2006, and within thirty (30) days following the completion of each calendar year thereafter throughout the Term, Distributor shall calculate the compound annual growth rate of its Annual Product Sales for the most recently-completed two year period (hereafter referred to as the “Two Year CAGR”) pursuant to the following formula:

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Two Year CAGR = (Ö(Ac /Ac-2 ) )-1

Wherein; Ac =	Annual Product Sales during the most recently-completed calendar year;

Ac-2 =	Annual Product Sales during the calendar year two years prior to the most recently-completed calendar year, and;

Ö=	the square root of a number;
As an example, if Ac equals $1,000,000 and Ac-2 equals $800,000, then the Two Year CAGR computes to equal .1180, or 11.80%. As a further example, if Ac equals $1,000,000 and Ac-2 equals $1,200,000, then the Two Year CAGR equals -.0871, or negative 8.71%.
          (b) In the event that Distributor’s Annual Product Sales are less than $6,000,000 but greater than $4,800,000 in the calendar year ending December 31, 2004, or less than $6,600,000 but greater than $5,280,000 in the calendar year ending December 31, 2005, or Distributor achieves a Two Year CAGR of less than 10.00% (0.1000) for any period consisting of two consecutive calendar years during the Term as determined in accordance with Section 4.1(a), (the “Minimum Annual Product Sales”), Distributor shall, within sixty (60) days following the completion of that respective period, provide LifeCell with a plan for improving Distributor’s sales of Products to Customers. LifeCell at its sole and absolute discretion, shall thereafter be entitled to change Distributor’s status as exclusive distributor of Products in the Sales Territory to non-exclusive distributor of Products, unless Distributor pays to LifeCell, within ninety (90) days following the completion of that respective period, a “Catch-up Amount” equal to any difference between (x) the Revenue Share Amount that LifeCell would have received pursuant to Section 4.3 if Distributor had achieved the Minimum Annual Product Sales for that respective period and (y) the amount actually earned by LifeCell pursuant to Section 4.3 plus any previous Catch-up Amounts paid during that respective period.
          (c) In the event that Distributor achieves Annual Product Sales less than $4,800,000 in the calendar year ending December 31, 2004, or less than $5,280,000 in the calendar year ending December 31, 2005, or a Two Year CAGR of less than negative 10.00% (-0.1000) for any period consisting of two consecutive calendar years during the Term as determined in accordance with Section 4.1(a), (the “Terminable Minimum Annual Product Sales”) Distributor shall, within sixty (60) days following the completion of that respective period, provide LifeCell with a plan for improving Distributor’s sales of Products to Customers. LifeCell at its sole and absolute discretion, shall thereafter be entitled to terminate this agreement, unless Distributor pays to LifeCell, within ninety (90) days following the completion of that respective period, a “Termination Catch-up Amount” equal to any difference between (x) the Revenue Share Amount that LifeCell would have received pursuant to Section 4.3 if Distributor had achieved the Terminable Minimum Annual Product Sales for that respective period and (y) the amount actually earned by LifeCell pursuant to Section 4.3 plus any previous Catch-up Amounts and Termination Catch-up Amounts paid during that respective period.
          (d) With respect to any calendar year during the Term, in the event that LifeCell is unable to furnish Distributor, for any reason, with the Number of Units of each respective Product and Sizes as established in the Initial Product Forecast and updated in subsequent Updated Product Forecasts pursuant to Section 4.8(a), or should LifeCell, for any reason including a force majeure event, decline to accept an Updated Product Forecast wherein the Number of Units of each respective Product and Sizes

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requested by Distributor falls within the allowable percentage increase provisions established in Section 4.8(a), for purposes of calculating the minimun Annual Product Sales, the Distributor shall be allowed to include in its calculations of the Minimum Annual Sales and the Minimum Terminable Annual Sales, a sales amount representative of what would have been derived from the number of units that LifeCell was unable to furnish. For purposes of that period’s calculation, Distributor will be deemed to have achieved those Product Sales. Additionally, should LifeCell’s inability to meet Distributor requests for any of the Products be prolonged for more than twelve (12) months, Distributor shall be deemed to have achieved the Minimum Annual Sales criteria set forth in Section 4.1(b) for the periods in which the prolonged supply constraint occurred. Except as otherwise provided in Section 4.3, 4.9(b), 4.12 and 7.4, Distributor shall have no right and LifeCell shall have no obligation to accept returns from Distributor of Products.
7. Transfer Price. The first sentence of Section 4.2 of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
          LifeCell shall supply Sheet Products to Distributor at the price of [***] per square centimeter of Product and LifeCell shall supply Micronized Products to Distributor at prices consisting of [***] for the current one cubic centimeter size and [***] for the current two cubic centimeter size (hereinafter these prices of the Products is referred to for each as their respective “Transfer Price”); provided, however, that in no event shall LifeCell increase the respective Transfer Prices (i) effective more than once in any Sales Year and/or (ii) by more than [***] in any Sales Year.
8. Royalty. Section 4.3 of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
          4.3 Revenue Share Payment. The Distributor shall, with respect to all Product sold to Customers during a Sales Quarter, pay to LifeCell an amount equal to [***] of the gross sales price invoiced by Wright to the Customers for such Products (“Revenue Share Amount”), less the Transfer Price previously paid by Wright to LifeCell for such Products (the net amount of the Revenue Share Amount less the Transfer Price, hereafter, the “Revenue Share Payment”). In the event that the Revenue Share Amount for Products sold during a respective Sales Quarter is less than the Transfer Price of such Products, the Revenue Share Payment for such sold Products shall be zero, and Wright shall not be entitled to any credit against other Product Revenue Share Payments in past or future Sales Quarters. (For example, if Wright sells Products to Customers during a Sales Quarter in an amount that totals $100,000.00, and the Transfer Price of those Product units when purchased from LifeCell was $10,000.00, the Revenue Share Payment to be paid to LifeCell upon sale of the Product is [***], calculated as [***] less the Product Transfer Price of [***].) Wright shall be entitled to a credit for any Revenue Share Payment made for any unit of Product that is rejected or returned by a Customer.
9. Forecasts; Deliveries; Orders. Sections 4.8 (a), (b), (c) and (d) of the Supply Agreement are hereby deleted and replaced in their entirety with the following:
          (a) Within ten (10) days following the execution of this amendment, Distributor shall provide to LifeCell its initial forecast for the year ending December 31, 2004, prepared in a manner that

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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forecasts Distributor’s expected purchases of Number of Units of each respective Product and Sizes by month throughout 2004 (the “Initial Product Forecast”). Thereafter, no later than the first day of every future Sales Quarter during the Term, Distributor shall provide to LifeCell an updated rolling forecast for the following twelve (12) month period in the format of the Initial Product Forecast (each an “Updated Product Forecast”). Each Updated Product Forecast is subject to LifeCell’s express written approval unless either (i) the Number of Units of Products in any of the Sizes for any of the first three Sales Quarters of that respective forecast have increased by less than ten percent (10%), respectively, from their most recent previously-forecasted amounts, or (ii) the Number of Units of Products in any of the Sizes for the newly-added fourth Sales Quarter of that respective forecast exceed those of the forecast’s third Sales Quarter by less than ten percent (10%). In the event that either (y) an Updated Product Forecast complies with the percentage requirement set forth in the immediately preceding sentence, or (z) an Updated Product Forecast that does not comply with such percentage requirement is otherwise approved in writing by LifeCell pursuant to this Section 4.8(a), it shall be deemed as accepted by LifeCell and Distributor.
          (b) The Number of Units of Products specified for the first Sales Quarter of the Initial Product Forecast and for the first Sales Quarter of each subsequently-accepted Updated Product Forecast, (each a “First Quarter Commitment”), shall constitute binding commitments on behalf of Distributor to purchase from LifeCell and LifeCell to deliver to Distributor. The Number of Units of each respective Product and Sizes forecasted for the second, third and forth Sales Quarters of such product forecasts shall constitute non-binding projections of anticipated future unit demand until such time, whether subsequently revised pursuant to Section 4.8(a) or left unchanged, each become the unit forecast for the first Sales Quarter of the latest Updated Product Forecast.
          (c) Purchase orders for the shipment of the number of Units of Products in the Sizes, issued in conformance with each First Quarter Commitment shall be binding on LifeCell and Distributor, except as otherwise provided herein. Purchase orders issued for the number of Units of Products in the Sizes, in excess of the current First Quarter Commitment for the current Sales Quarter shall be deemed accepted only up to the applicable First Quarter Commitment for that Sales Quarter unless otherwise expressly acknowledged by LifeCell in writing.
          (d) Distributor agrees to submit to and cause to be received by LifeCell, on or before the last day of each applicable Sales Quarter in accordance with Section 4.1(a) at LifeCell’s address set forth in Section 15, written purchase orders for the purchase of a quantity of Units of Products in the Sizes necessary to at least satisfy the impending First Quarter Commitment for the next Sales Quarter. Except as otherwise set forth herein, all purchase orders for Numbers of Units of each respective Product and Sizes in excess of those specified in the current First Quarter Commitment are subject to approval and written acceptance by LifeCell. Once issued, Distributor shall not cancel or reschedule any purchase order within twenty (20) days of the scheduled shipment date for the Products without express written consent from LifeCell. Hand written provisions on any purchase orders submitted by or through Distributor shall be deemed deleted. Additional or different terms inserted in this agreement or in any purchase order by either party, or deletions thereto, whether by alterations, addenda, or otherwise, shall be of no force and effect, unless mutually expressly agreed to by both parties in writing.

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10.6 Term. The first sentence of Section 6 of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
          6. Term. This Agreement, as amended shall be effective as of January 1, 2004 (the “Effective Date”) and, unless earlier terminated in accordance with the terms pursuant to Section 7, shall remain in force and effect until 11:59 p.m., Eastern United States time, December 31, 2013 (“the Initial Term”).
11. Termination.Sections 7.2 and 7.3 of the Supply Agreement are hereby deleted and replaced in their entirety with the following:
          7.2 LifeCell Option. This agreement shall terminate, at the option of LifeCell, (i) immediately upon notice to Distributor in the event of (1) an attempted assignment or delegation of this Agreement by Distributor, without LifeCell’s prior written consent, to an entity that is neither controlled by, nor controls Distributor via an ownership interest of at least ninety percent (90%), (2) an inability by Distributor to pay its debts as they become due, (3) the institution of any proceedings by or against Distributor for reorganization, bankruptcy or other relief under any insolvency or similar law, (4) an application for or the appointment of a receiver for Distributor or (5) dissolution of Distributor, whether voluntary or by law, unless dissolved into a an entity that is either controlled by, or controls Distributor via an ownership interest of at least ninety percent (90%) or (ii) upon thirty (30) days written notice to Distributor in the event of a material breach by Distributor of any of the terms of this Agreement not otherwise described in clause (i) above, if Distributor shall have failed to cure such a breach within 30 days of such notice.
          7.3 Other. This Agreement also shall terminate in accordance with other Sections of this agreement that permit or provide for such termination, including, without limitation, Sections 4.1(c), 4.4, 4.9(b) and 16.2.
12. Miscellaneous Provisions.
(a)	This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.

(b)	The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.

(c)	This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.

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If the forgoing accurately reflects our mutual understanding, please so indicate by executing and returning a counterpart of this letter agreement.

Very truly yours, LIFECELL CORPORATION
BY:	/s/ Paul Thomas
Paul G. Thomas
President and CEO

ACCEPTED AND AGREED: WRIGHT MEDICAL TECHNOLOGY, INC.
By:	/s/ F. Barry Bays
F. Barry Bays
President and CEO

CC:	J. Bakewell — Wright Medical Technology, Inc.
J. Harper — LifeCell Corporation
S. Sobieski — LifeCell Corporation

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[Wright Medical Technology, Inc. logo]
John K. Bakewell
Executive Vice-President, Chief
Financial Officer
Direct Dial (901) 867-4527
E-mail jbakewell@wmt.com
April 22, 2005
Mr. Paul G. Thomas,
President, CEO, Chairman
LifeCell Corporation
One Millennium Way
Brandenburg, NJ 08876
Re: Amendment to Supply and Development Agreement
Dear Paul:
          Reference is hereby made to the Supply and Development Agreement between LifeCell Corporation (“LifeCell”) and Wright Medical Technology, Inc. (“Wright” or “Distributor”) dated April 1, 2002, as amended by letter agreements dated January 14, 2003, February 25, 2003, May 9, 2003, July 18, 2003 and March 4, 2004 (collectively the “Supply Agreement”). Capitalized terms used in this letter agreement that are not expressly defined herein shall have the meanings specified in the Supply Agreement. In view of the desire of both parties to expand the geographic scope of the territory to which Wright shall serve as exclusive authorized distributor, LifeCell and Wright agree to amend the Supply Agreement, on the terms and conditions set forth herein, effective as of March 15, 2005. In all other aspects, the Supply Agreement shall remain in full force and effect.
          Definition of “Sales Territory”. Section 18.1(ii) of the Supply Agreement is hereby deleted and replaced in its entirety with the following:
“(ii) “Sales Territory” means the United States, Greece, Italy, South Africa, Canada, and United Kingdom as well as any other country or jurisdiction which the parties mutually agree by written amendment to this Agreement is to be included in the Sales Territory; provided, however, that Distributor shall have the first option to exclusively distribute the Products in other countries or jurisdictions which shall be lost if Distributor fails to sell the Product in such additional countries or jurisdictions within 18 months of LifeCell’s reasonable request.”

headquarters
Wright Medical Technology, Inc.	5677 Airline Road	Arlington, TN 38002 901.867.9971 phone	www.wmt.com

international subsidiaries
011.32.2.378.3905 Belgium	905.826.1600 Canada	011.33.1.45.13.24.40 France	011.49.4161.745130 Germany
011.39.0250.678.227 Italy	011.81.3.3538.0474 Japan	011.44.1483.721.404 UK

Miscellaneous Provisions.
          (a) This letter agreement constitutes the entire agreement between LifeCell and Wright regarding the subject matter hereof, there being no other written, oral or other agreements or understandings between them with respect to the subject matter hereof.
          (b) The invalidity of any portion of this letter agreement shall not affect the validity, force or effect of the remaining portions of this letter agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision shall be enforced to the maximum extent permitted by law.
          ( c) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement and all matters arising directly or indirectly hereunder shall be governed by, and construed in accordance with, Section 19 of the Supply Agreement.
          If the foregoing accurately reflects our mutual understanding, please so indicate by executing and returning a counterpart of this letter agreement.

Sincerely, WRIGHT MEDICAL TECHNOLOGY, INC.
/s/ John K. Bakewell
John K. Bakewell
Executive Vice-President, Chief Financial Officer

JKB/bb Approved and accepted by: LifeCell Corporation
By:	/s/ Steven T. Sobieski